Exhibit 4.1

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

March 28, 2016

United States Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:     Abercrombie & Fitch Co.
Commission File Number: 001-12107
Annual Report on Form 10-K for the Fiscal Year Ended January 30, 2016

Ladies and Gentlemen:

Abercrombie & Fitch Co., a Delaware corporation (“A&F”), is today filing with the Securities and Exchange Commission (the “SEC”) the Annual Report on Form 10-K of A&F for the fiscal year ended January 30, 2016 (“A&F’s Fiscal 2015 Form 10-K”).

Neither (i) A&F nor (ii) any of A&F’s consolidated subsidiaries has outstanding any instrument or agreement with respect to its long-term debt, other than those filed or incorporated by reference as an exhibit to A&F’s Fiscal 2015 Form 10-K, under which the total amount of long-term debt authorized exceeds 10% of the total assets of A&F and A&F’s subsidiaries on a consolidated basis. In accordance with the provisions of Item 601(b)(4)(iii) of SEC Regulation S-K, A&F hereby agrees to furnish to the SEC, upon request, a copy of each instrument or agreement defining (i) the rights of holders of long-term debt of A&F or (ii) the rights of holders of long-term debt of a consolidated subsidiary of A&F, in each case which is not being filed or incorporated by reference as an exhibit to A&F’s Fiscal 2015 Form 10-K.

Very truly yours,

ABERCROMBIE & FITCH CO.

/s/ JOANNE C. CREVOISERAT
Joanne C. Crevoiserat Executive Vice President and Chief Financial Officer (Principal Financial Officer)